Exhibit 99.2

Date:	June 3, 2005

To:	Each Titan Employee

From:	Gene W. Ray, Chairman, President & CEO

Subject:	Proposed Merger of Titan and L-3 Communications

Throughout our history, Titan employees have worked hard to make the world a better and safer place.  Every day over 12,000 dedicated Titan employees leave their mark of excellence on products and services used by nearly every department of the federal government.  From such highly visible successes as the Sea Fighter (X Craft), the Prophet System and the Affordable Weapon, to distinguished and heroic services in Iraq and in the war on terror, to new communication and intelligence capabilities, to dedicated service in support of our country—Titan helps accomplish the mission.

I am extremely proud of Titan and all you have achieved.  Many of these achievements—the seeds of innovation you have nurtured—will continue to strengthen our nation’s security for many years to come.  With this success as our foundation, it is time to write a new chapter in Titan’s history.

Earlier today, our Board of Directors approved Titan’s entry into a merger agreement with L-3 Communications Holdings (NYSE: LLL), a leading contractor in the aerospace and defense industry. The merger agreement calls for L-3 to pay Titan shareholders $23.10 per share in cash, a price that represents a premium of more than 27 percent over Titan’s first-quarter closing price of $18.16.  We are confident that the overall interests of Titan stockholders, employees and customers are well served by this proposed merger.

Our government customers also will benefit from the combined company’s greater resources, expanded offerings, and enhanced capacity.  A Titan/L-3 merger will offer a much stronger and broader portfolio of products and services to our customers in the civil, defense, intelligence and communications sectors.

Most of you know L-3 as a fine company whose strengths complement our own.  Both Titan and L-3 have well-deserved reputations for being agile and responsive to our customers’ needs.  Nevertheless, there is remarkably little overlap in the actual services and solutions that the two businesses offer their customers.  For many Titan employees, this will mean additional career opportunities to grow personally and professionally with a larger and stronger organization.

You are all familiar with Titan’s strong growth in recent years.  But in its eight years since inception, L-3 has grown at an even faster pace than Titan.  L-3 grew its full-year 2004 and first quarter 2005 revenues by more than 36 percent and 29 percent, respectively, with equally impressive gains in operating profitability.  Following the merger, the combined company will boast annualized revenues in excess of $10 billion.

We expect this merger transaction to close prior to year end and possibly by the end of the third quarter.  It is, of course, subject to government regulatory reviews and other customary closing conditions, including approval by Titan shareholders.  As always, Titan’s continued success rests in your capable hands.  I know you will continue to grow and build our businesses with the same dedication and enthusiasm that has made Titan the great success it is today.

Upon completion of the merger, you should have the opportunity to reap the benefits of being part of a combined company whose size, responsiveness and innovative thinking place it high among the nation’s leading defense and IT contractors providing national security solutions.

I hope you will join me in looking ahead to a strong, opportunity-filled future in which you continue providing our country with the finest and most innovative national security solutions.

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Additional Information and Where to Find It

In connection with the proposed merger, Titan will file a proxy statement and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TITAN AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Titan at http://www.sec.gov, the SEC’s Web site. Free copies of Titan’s SEC filings are also available on Titan’s Web site at www.titan.com.

Participants in the Solicitation

Titan and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Titan’s stockholders with respect to the proposed merger. Information regarding the officers and directors of Titan is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 29, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed merger.

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